Exhibit 3.3

ASPECT SERIES

AMENDED AND RESTATED SEPARATE SERIES AGREEMENT

THIS AMENDED AND RESTATED SEPARATE SERIES AGREEMENT, dated as of November 2, 2008 (this “Series Agreement”), entered into by and between the undersigned amends and restates in its entirety the Separate Series Agreement dated as of October 26, 2006 by and between UBS Managed Fund Services Inc. and the Members (the “Original Agreement”).  Capitalized terms used herein and not otherwise defined are used as defined in the Amended and Restated Limited Liability Company Agreement of AlphaMetrix Managed Futures LLC dated as of November 2, 2008 (as amended from time to time, the “Master Agreement”).

RECITALS

WHEREAS, AlphaMetrix Managed Futures LLC, formerly known as UBS Managed Futures LLC (the “Platform”) was heretofore formed as a Delaware limited liability company pursuant to and is governed by the Delaware Limited Liability Company Act, 6 Del. Code § 18-101, et seq., as amended from time to time (the “Act”) and the Master Agreement;

WHEREAS, the parties established and designated a new Series (the “New Series”) with the Original Agreement;

WHEREAS, UBS Managed Fund Services Inc. assigned all of its rights and obligations as the Sponsor of the Platform to AlphaMetrix, LLC (the “Assignment”);

WHEREAS, the parties desire to amend the Original Agreement to reflect the Assignment and to make certain other amendments; and

WHEREAS, it is intended by the parties hereto that the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the New Series be enforceable only against the assets of the New Series, and not against the assets of the Platform generally or any other Series, and none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Platform generally shall be enforceable against the assets of the New Series.

NOW THEREFORE, in consideration of the mutual promises and obligations contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

I.           CREATION OF SERIES.

1.           New Series.

In accordance with the Master Agreement, the Platform hereby reaffirms that effective as of September 15, 2006 the Platform created and designated the New Series, which shall be a “Series” for purposes of the Master Agreement.   For all purposes of the Act, this Series Agreement, together with each other Separate Series Agreement and the Master

Agreement constitute the “limited liability company agreement” of the Platform within the meaning of the Act.  The terms and provisions of this Series Agreement may have the effect of altering, supplementing or amending the terms and provisions of the Master Agreement with respect to the New Series.

2.           Name of New Series.

The name of the New Series created by this Series Agreement shall be changed to AlphaMetrix Managed Futures LLC (Aspect Series).

3.           Trading Fund.

The New Series will invest substantially all of its capital in AlphaMetrix Managed Futures (Aspect) LLC (the “Intermediate Fund”) and, through the Intermediate Fund, in AlphaMetrix Aspect Fund – MT0001 (the “Trading Fund”).  Notwithstanding anything in the Master Agreement to the contrary, but subject to Section 2.1 of the Master Agreement, the Sponsor, on behalf of the Platform on behalf of the New Series, is hereby authorized and instructed to execute and deliver the Subscription Agreement for the Platform and any and all other documents, agreements or certificates contemplated by, or related to, the New Series’ investments in the Intermediate Fund.

4.           For federal income tax purposes, the Sponsor intends the New Series to be treated as a separate business entity and to be treated as a separate partnership.  The Sponsor shall make entity classification elections as under the applicable Treasury Regulations, as necessary, for the New Series to be treated as a separate partnership.

II.           MISCELLANEOUS PROVISIONS.

1.           Incorporation by Reference.

“Article VIII — Miscellaneous” of the Master Agreement is hereby incorporated by reference into this Series Agreement, and shall apply to this Series Agreement, mutatis mutandis, as if set forth in full herein.

2.           Execution of Additional Instruments.

Each party hereto hereby agrees to execute such other and further statements of interests and holdings, designations and other instruments necessary to comply with applicable Law, as determined by the Sponsor in its discretion.

3.           Counterparts.

This Series Agreement may be executed in counterparts with the same effect as if the parties had all executed the same copy.  Facsimiles, digital image files or any other electronic format of executed documents shall, for all purposes of this Series Agreement, have the same force and effect as executed originals.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Separate Series Agreement as of the date first above written.

SPONSOR

ALPHAMETRIX, LLC

By:	/s/ Aleks Kins
Name: Aleks Kins
Title: President and CEO

By:
Name:
Title:

THE MEMBERS

By:	ALPHAMETRIX, LLC Attorney-in-fact

By:	/s/ Aleks Kins
Name: Aleks Kins
Title: President and CEO

By:
Name:
Title: